Exhibit 99.1

PETRO RIVER ACQUIRES AN ADDITIONAL 46.81% STAKE IN OSAGE

Secures Funding for Drilling Program

NEW YORK, NY, November 6, 2017 - Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”) an independent oil and gas exploration company utilizing the latest 3-D seismic technology, announced today that it has acquired an additional 46.81% stake in its 106,500-acre concession in Osage County, OK (the “Osage Project”). The Company has also simultaneously completed a financing to fund its drilling program of nine (9) new development wells and three (3) exploration wells in its Osage Project.

Increase of Ownership Interest:

As part of the Company’s development plans in Osage County, the Company acquired all of the 46.81% membership interest held by Pearsonia West Investments, LLC (“PW Investments”) in Bandolier Energy, LLC, a subsidiary of the Company and the entity controlling the Osage Project. Under the terms of the acquisition, the Company will issue to the members of PW Investments, an aggregate of 1,466,667 shares of the Company’s common stock.

Drilling Program:

The Company is in the process of moving forward on its development plans in Osage County. The development wells are located in the W. Blackland and S. Blackland oil fields previously discovered by the W. Blackland 1-3 and S. Blackland 2-11 exploration wells. Based on results of the 30-day oil flow tests from these exploration wells, the Company’s estimated ultimate recovery (“EUR”) per well is approximately 105,000 barrels of oil equivalent (“BOE”) in the W. Blackland field and 63,000 BOE in the S. Blackland field. While no assurances can be given, the total prospective resources from both fields is approximately 1.26 million BOE.

Below are the anticipated single well economics from our development plan in the W. Blackland and S. Blackland fields:

W. Blackland Single Well Economics
Cashflow	Cap Ex	1 Yr	3 YR	5 YR	Life of Well	IRR
100% WI	(250,000)	$511,725	$986,126	$1,270,373	$3,068,889	163%
  IP Rate: 71 BOE
  EUR: 105,000 BOE

S. Blackland Single Well Economics
Cashflow	Cap Ex	1 YR	3 YR	5 YR	Life of Well	IRR
100% WI	(250,000)	$266,490	$540,712	$708,481	$1,600,096	73%
  IP Rate: 35 BOE
  EUR: 63,000 BOE

The single well economics above are estimates only, and are based on a net revenue interest of 76%, a flat rate of $50 oil and $2.10 gas prices. Our lease operating expenses are $1,000 fixed per well plus $1.25 variable per barrel of oil. No assurances can be given that we will realize the returns estimated, and actual returns may be different, and such differences may be material.

In addition to the development wells in 2018 we currently plan to drill three (3) exploration wells located within the 3-D seismic area, and each of these structures will cost approximately $100,000 to drill and test. Three separate structures totaling nearly 2400 acres have potential resources totaling approximately 5.85 million BOE, although no assurances can be given. The locations of the exploration wells were identified by our team based on our prior analysis and data from our exploration program.

Financing:

To secure funding for our development plan, we closed a $2.5 million secured debt financing with Petro Exploration Funding II, LLC (“Petro Funding II”). The terms include a three-year note with a 10% annual interest rate and a 2% overriding royalty interest. In addition, Petro Funding II will receive warrants to purchase 1,250,000 shares of the Company’s common stock at an exercise price of $2.00 per share. Scot Cohen, the executive chairman of the Company was the lead and largest investor in the financing. Management participation reflects its confidence in and commitment to the Company’s development and exploration plans.

Management’s Comments:

Stephen Brunner, President of Petro River stated, “The combination of the financing and the acquisition of the additional 46.81% interest in our Osage Project positions the Company to execute on and benefit from our development and exploration plans. Based on the data from our test wells, well economics yield attractive returns in the current oil price environment and a successful development program will provide significant cash flow to the Company. As we continue to develop and evaluate the 3-D technology in the region, we expect continued success with our exploration program in 2018.”

 About: Petro River Oil Corp.

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Osage County, Oklahoma, and Kern County, California. Petro River’s strategy is to apply modern technology, such as 3-D Seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. Petro River owns a 20% equity interest in Horizon Energy Partners, LLC and its’ president, Stephen Brunner, is also a member of the Board of Managers of Horizon Energy Partners, LLC. For more information, please visit our website at www.petroriveroil.com.

Forward-Looking Statements.

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward-looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

For additional information about Petro River Oil, please visit http://petroriveroil.com/ or contact:

Investor Relations
ir@petroriveroil.com
telephone: (469) 828-3900